Exhibit 99.1

February 15, 2019

Aradigm Announces Plans for Reorganization under Chapter 11 of the U.S. Bankruptcy Code

HAYWARD, Calif., February 15, 2019—(BUSINESSWIRE)—Aradigm Corporation (OTCQB: ARDM) (“Aradigm” or the “Company”) has filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the Alameda County Court District to facilitate the sale of its assets.

On February 11, 2019, Aradigm determined that without confirmation of funding from their primary investor and partner, the Company would not have enough funds to meet all of their future financial obligations. Therefore, the Company had no alternative but to consider filing for bankruptcy protection in order to preserve its going concern value. As a result, Aradigm’s Board of Directors issued a unanimous consent authorizing Aradigm Corporation to file for protection under Chapter 11 of the U.S. Bankruptcy Code.

Aradigm intends to commence a process to sell substantially all of its assets to an interested party, subject to Bankruptcy Court approval. The proceeds from the sale would be distributed to satisfy the claims of its creditors, also subject to Court approval. Remaining assets, if any, would then be distributed to the Company’s stockholders.

Aradigm remains confident in the efficacy, safety and quality of Apulmiq (US)/Linhaliq (EMA). We are committed to continue working toward the approval of Apulmiq (US)/Linhaliq (EMA) for Non-Cystic Fibrosis Bronchiectasis (NCFBE) patients who have chronic infection with P. aeruginosa, resulting in severe disease with frequent exacerbations, high morbidity and mortality, and no available treatment options.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Aradigm is currently in Phase 3 development of Apulmiq (an investigational proprietary formulation of ciprofloxacin for inhalation) for the treatment of patients with NCFBE and chronic lung infection with P. aeruginosa. Aradigm’s inhaled ciprofloxacin formulations are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria, and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, melioidosis, Q fever and inhaled anthrax.

About Non-Cystic Fibrosis Bronchiectasis

Non-Cystic Fibrosis Bronchiectasis (NCFBE) is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. NCFBE represents an unmet medical need with high morbidity and mortality that affects more than 150,000 people in the U.S. and over 200,000 people in Europe. There is currently no drug approved for the treatment of this condition.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the risk that Apulmiq may not receive regulatory approval or be successfully commercialized, as well as the other risks detailed from time to time in the Company’s filings with the Securities Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 23, 2018, and the Company’s Quarterly Reports on Form 10-Q.

More information about Aradigm can be found at www.aradigm.com.

Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation. Apulmiq is a registered trademark of Grifols, S.A.

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Aradigm Corporation

John M. Siebert, 510-265-8800

Interim Principal Executive Officer